Exhibit 99.1

FOR IMMEDIATE RELEASE

METROCITY BANKSHARES, INC. REPORTS EARNINGS FOR FOURTH QUARTER AND YEAR ENDED 2025

ATLANTA, GA (January 30, 2026) – MetroCity Bankshares, Inc. (“MetroCity” or the “Company”) (NASDAQ: MCBS), holding company for Metro City Bank (the “Bank”), today reported net income of $18.3 million, or $0.68 per diluted share, for the fourth quarter of 2025, compared to $17.3 million, or $0.67 per diluted share, for the third quarter of 2025, and $16.2 million, or $0.63 per diluted share, for the fourth quarter of 2024. For the year ended December 31, 2025, the Company reported net income of $68.7 million, or $2.64 per diluted share, compared to $64.5 million, or $2.52 per diluted share for the year ended December 31, 2024.

Fourth Quarter 2025 Highlights:

●	Annualized return on average assets was 1.80%, compared to 1.89% for the third quarter of 2025 and 1.82% for the fourth quarter of 2024.
●	Annualized return on average equity was 15.45%, compared to 15.69% for the third quarter of 2025 and 15.84% for the fourth quarter of 2024. Adjusted return on average shareholder’s equity[1], which excluding average accumulated other comprehensive income and merger-related was 17.83% for the fourth quarter of 2025, compared to 16.10% for the third quarter of 2025 and 16.28% for the fourth quarter of 2024.
●	Efficiency ratio of 46.7%, compared to 38.7% for the third quarter of 2025 and 40.5% for the fourth quarter of 2024.
●	Net interest margin increased to 3.73%, compared to 3.68% for the third quarter of 2025 and 3.57% for the fourth quarter of 2024.
●	Total loans held for investment increased by $1.1 billion, or 36.6%, to $4.1 billion from the third quarter of 2025. Excluding loans acquired from First IC, loans held for investment increased by $91.5 million, or 3.1%, from the third quarter of 2025.
●	Total deposits increased by $952.9 million, or 35.4%, to $3.65 billion from the third quarter of 2025, Excluding deposits acquired from First IC, total deposits increased by $73.8 million, or 2.7%, from the third quarter of 2025.

Year-to-Date 2025 Highlights:

●	Return on average assets increased to 1.85% compared to 1.81% for 2024.
●	Return on average equity was 15.63%, compared to 16.16% for 2024. Adjusted return on average shareholder’s equity[1] was 16.68%, compared to 17.01% for 2024.
●	Efficiency ratio was 40.5%, compared to 37.8% for 2024.
●	Net interest margin increased by 21 basis points to 3.72% from 3.51% for 2024.

________________________

1 Non-GAAP measure, see “Explanation of Certain Unaudited Non-GAAP Financial Measures” for more information and for a reconciliation to GAAP.

Acquisition of First IC Corporation and First IC Bank

After the close of business on December 1, 2025, MetroCity completed its previously announced acquisition of First IC Corporation (“First IC”), the parent company of First IC Bank. Chairman and Chief Executive Officer Nack Paek stated, “First IC and MetroCity have long competed with and admired one another and we are pleased to have combined our two organizations to create a better bank for our customers. This partnership strengthens our competitive position and increases our financial flexibility as we continue to build the best bank possible and make a positive impact in the communities we serve.”

Results of Operations

Net Income

Net income was $18.3 million for the fourth quarter of 2025, an increase of $1.0 million, or 6.0%, from $17.3 million for the third quarter of 2025. This increase was primarily due to increases in net interest income of $4.1 million and noninterest income of $1.6 million and a decrease in income tax expense of $1.5 million, offset by increases in noninterest expense of $5.8 million and provision for credit losses of $504,000. Net income increased by $2.1 million, or 12.8%, in the fourth quarter of 2025 compared to net income of $16.2 million for the fourth quarter of 2024. This increase was due to increases in net interest income of $5.9 million and noninterest income of $2.5 million, as well as a decrease in provision for credit losses of $241,000, offset by increases in noninterest expense of $6.1 million and income tax expense of $417,000.

Net income was $68.7 million for the year ended December 31, 2025, an increase of $4.2 million, or 6.5%, from $64.5 million for the year ended December 31, 2024. This increase was due to increases in net interest income of $12.3 million and noninterest income of $2.1 million, as well as a decrease in provision for credit losses of $834,000, offset by increases in noninterest expense $9.6 million and income tax expense of $1.4 million.

Net Interest Income and Net Interest Margin

Interest income totaled $60.3 million for the fourth quarter of 2025, an increase of $6.3 million, or 11.6%, from the third quarter of 2025, primarily due to a $370.6 million increase in the average loan balance and $14.3 million increase in the average total investment balances (both of which are mostly due to acquired First IC earning assets from the First IC acquisition). As compared to the fourth quarter of 2024, interest income for the fourth quarter of 2025 increased by $7.6 million, or 14.5%, primarily due to a $408.2 million increase in average loan balances and a $58.7 million increase in the average total investments balance, as well as an 11 basis points increase in the loan yield, offset by an 101 basis points decrease in the total investments yield. Excluding acquired First IC average earnings assets and related interest income, interest income totaled $54.0 million for the fourth quarter of 2025, a decrease of $38,000, or 0.1%, from the third quarter of 2025, and an increase of $541,000, or 2.4%, from the fourth quarter of 2024.

Interest expense totaled $24.3 million for the fourth quarter of 2025, an increase of $2.1 million, or 9.5%, from the third quarter of 2025, primarily due to a $268.0 million increase in average interest-bearing deposit balances and a $28.9 million increase in average borrowings balances (both of which are mostly due to acquired First IC interest-bearing liabilities from the First IC acquisition), offset by a 6 basis points decrease in interest-bearing deposit costs.  As compared to the fourth quarter of 2024, interest expense for the fourth quarter of 2025 increased by $1.8 million, or 7.9%, primarily due to a $267.9 million increase in average interest-bearing deposit balances and a $78.9 million increase in average borrowings balances, offset by a 23 basis points decrease in deposit costs. Excluding acquired First IC average interest-bearing liabilities and related interest expense, interest expense totaled $22.4 million for the fourth quarter of 2025, an increase of $213,000, or 1.0%, from the third quarter of 2025, and a decrease of $130,000, or 0.6%, from the fourth quarter of 2024.

The Company currently has interest rate derivative agreements totaling $825.0 million that are designated as cash flow hedges of our deposit accounts indexed to the Effective Federal Funds Rate (3.64% as of December 31, 2025). The weighted average pay rate for these interest rate derivatives is 2.62%. During the fourth quarter of 2025, we recorded a credit to interest expense of $2.9 million from the benefit received on these interest rate derivatives compared to a benefit of $3.8 million and $5.1 million recorded during the third quarter of 2025 and the fourth quarter of 2024, respectively.

The net interest margin for the fourth quarter of 2025 was 3.73% compared to 3.68% for the third quarter of 2025, an increase of five basis points. The yield on average interest-earning assets for the fourth quarter of 2025 increased by two basis points to 6.26% from 6.24% for the third quarter of 2025, and the cost of average interest-bearing liabilities for the fourth quarter of 2025 decreased by six basis points to 3.36% from 3.42% for the third quarter of 2025. Average earning assets increased by $384.9 million from the third quarter of 2025, due to an increase of $370.6 million in average loans and an increase of $14.3 million in average total investments, offset by a one basis point decrease in the yield on earnings assets. Average interest-bearing liabilities increased by $297.0 million from the third quarter of 2025 as average interest-bearing deposits increased by $268.0 million and average borrowings increased by $28.9 million. Excluding acquired First IC average assets and liabilities and related interest income and expense, the net interest margin for the fourth quarter of 2025 was 3.66%

As compared to the fourth quarter of 2024, the net interest margin for the fourth quarter of 2025 increased by 16 basis points to 3.73% from 3.57%, primarily due to a 19 basis points decrease in the cost of average interest-bearing liabilities of $2.87 billion and an one basis point increase in the yield on average interest-earning assets of $3.82 billion. Average earning assets for the fourth quarter of 2025 increased by $466.9 million from the fourth quarter of 2024, due to a $408.2 million increase in average loans and a $58.7 million increase in average total investments. Average interest-bearing liabilities for the fourth quarter of 2025 increased by $346.8 million from the fourth quarter of 2024, due to an increase in average interest-bearing deposits of $267.9 million and in increase in average borrowings of $78.9 million.

Noninterest Income

Noninterest income for the fourth quarter of 2025 was $7.8 million, an increase of $1.6 million, or 26.5%, from the third quarter of 2025, primarily due to higher gains on sale of residential mortgage loans and service charges on deposits, offset by lower mortgage loan origination fees due to lower volume, gain on sale and servicing income from our Small Business Administration (“SBA”) loans, servicing income from our residential mortgage loans and other income. Mortgage loan originations totaled $111.7 million during the fourth quarter of 2025 compared to $168.6 million during the third quarter of 2025. Mortgage loan sales totaled $197.6 million (average sales premium of 1.15%) during the fourth quarter of 2025 compared to $18.2 million (average sales premium of 1.06%) during the third quarter of 2025. SBA loan sales totaled $9.7 million (sales premium of 7.13%) during the fourth quarter of 2025 compared to $13.4 million (sales premium of 6.13%) during the third quarter of 2025. During the fourth quarter of 2025, we recorded a $238,000 fair value adjustment charge on our SBA servicing asset compared to a fair value adjustment gain of $166,000 during the third quarter of 2025. We also recorded a $16,000 fair value impairment recovery on our mortgage servicing asset during the fourth quarter of 2025 compared to a $19,000 fair value impairment recovery recorded during the third quarter of 2025.

Compared to the fourth quarter of 2024, noninterest income for the fourth quarter of 2025 increased by $2.5 million, or 46.9%, primarily due to higher gains on sale of our residential mortgage loans and service charges on deposit, offset by lower gains on sale and servicing income from our SBA loans, servicing income from our residential mortgage loans and other income partially from higher unrealized gains on our equity securities. During the fourth quarter of 2024, we recorded a $31,000 fair value adjustment charge on our SBA servicing asset and a $232,000 fair value impairment recovery on our mortgage servicing asset.

Noninterest income for the year ended December 31, 2025 totaled $25.2 million, an increase of $2.1 million, or 9.2%, from the year ended December 31, 2024, primarily due to higher gains on sale of our residential mortgage loans, mortgage loan origination fees from higher mortgage loan volume, service charges on deposits and other income from unrealized gains recognized on our equity securities and increased bank owned life insurance income, offset by lower gains on sale and servicing income from our SBA loans and servicing income from our residential mortgage loans.

Noninterest Expense

Noninterest expense for the fourth quarter of 2025 totaled $20.4 million, an increase of $5.8 million, or 39.3%, from $14.7 million for the third quarter of 2025. This increase was primarily attributable to increases in First IC merger-related expenses and salaries and employee benefits primarily due to the addition of First IC employee payroll for all of December 2025, as well as higher incentive payments and related payroll taxes, higher depreciation, occupancy and security expenses from the addition of First IC locations, FDIC insurance premiums, and professional fees, partially offset by lower loan-related expenses..

Compared to the fourth quarter of 2024, noninterest expense during the fourth quarter of 2025 increased by $6.1 million, or 42.6%, primarily due to First IC merger-related expenses, higher salary and employee benefits, FDIC insurance premiums, equipment and occupancy expenses, data processing expenses, professional fees, security expense and loan-related expenses, partially offset by lower other real estate owned related expenses.

Noninterest expense for the year ended December 31, 2025 totaled $63.0 million, an increase of $9.6 million, or 18.1%, from $53.4 million for the year ended December 31, 2024. This increase was primarily attributable to increases in First IC merger-related expenses, salaries and employee benefits partially due to higher base salaries, the addition of First IC employees, commissions and incentives, employee insurance and stock based compensation, as well as higher expenses related to depreciation, occupancy, data processing, security, loans and professional services. These expense increases were partially offset by lower other real estate owned related expenses.

The Company’s efficiency ratio was 46.7% for the fourth quarter of 2025 compared to 38.7% and 40.5% for the third quarter of 2025 and fourth quarter of 2024, respectively. For the year ended December 31, 2025, the efficiency ratio was 40.5% compared to 37.8% for the year ended December 31, 2024.

Income Tax Expense

The Company’s effective tax rate for the fourth quarter of 2025 was 21.6%, compared to 27.6% for the third quarter of 2025 and 22.1% for the fourth quarter of 2024. The Company’s effective tax rate for the year ended December 31, 2025 was 26.1% compared to 26.1% for the year ended December 31, 2024. The lower effective tax rate during the fourth quarter of 2025 was due to a tax provision to tax return adjustment recorded for our 2024 state tax returns filed during 2025, as well as a lower combined state tax rate from the First IC acquisition.

Balance Sheet

Total Assets

Total assets were $4.8 billion at December 31, 2025, an increase of $1.14 billion, or 31.4%, from $3.63 billion at September 30, 2025, and an increase of $1.17 billion, or 32.7%, from $3.59 billion at December 31, 2024. Excluding $1.19 billion of assets acquired from First IC (including goodwill and core deposit intangibles), total assets were $3.58 billion at December 31, 2025, a decrease of $52.8 million, or 1.5%, from $3.63 billion at September 30, 2025, and a decrease of $17.3 million, or 053%, from $3.59 billion at December 31, 2024. The $52.8 million decrease in total assets at December 31, 2025 compared to September 30, 2025 was primarily due to decreases in loans held for sale of $221.5 million, other assets of $4.5 million and interest rate derivatives of $3.1 million, partially offset by increases in cash and due from banks of $86.9 million and loans held for investment of $91.5 million. The $17.3 million decrease in total assets at December 31, 2025 compared to December 31, 2024 was primarily due to decreases in loans held for investment of $99.6 million and interest rate derivatives of $15.4 million, partially offset by increases in cash and due from banks of $64.5 million, other assets of $13.4 million, loans held for sale of $9.7 million, equity securities of $8.4 million, bank owned life insurance of $2.5 million and Federal Home Loan Bank stock of $2.4 million.

Our investment securities portfolio is made up only 1.38% of our total assets at December 31, 2025 compared to 0.94% and 0.77% at September 30, 2025 and December 31, 2024, respectively.

Loans

Loans held for investment were $4.05 billion at December 31, 2025, an increase of $1.08 billion, or 36.6%, compared to $2.97 billion at September 30, 2025, and an increase of $893.5 million, or 28.3%, compared to $3.13 billion at December 31, 2024. Excluding $993.0 million of loans acquired from First IC, loans held for investment were $3.06 billion at December 31, 2025, an increase of $91.5 million, or 3.1%, compared to $2.97 billion at September 30, 2025, and a decrease of $99.6 million, or 3.2%, compared to $3.16 billion at December 31, 2024. The increase in loans at December 31, 2025 compared to September 30, 2025 was due to a $55.6 million increase in residential mortgage loans, a $8.1 million increase in construction and development loans, a $27.1 million increase in commercial real estate loans and a $4.2 million increase in commercial and industrial loans. Loans classified as held for sale totaled $9.7 million at December 31, 2025 compared to $231.3 million at September 30, 2025. No loans were classified as held for sale at December 31, 2024. The significant decrease in loans held for sale at December 31, 2025 compared to September 30, 2025 was done to provide the liquidity needed for the First IC merger closing.

Deposits

Total deposits were $3.65 billion at September 30, 2025, an increase of $952.9 million, or 35.4%, compared to total deposits of $2.69 billion at September 30, 2025, and an increase of $909.2 million, or 33.2%, compared to total deposits of $2.74 billion at December 30, 2024. Excluding $877.4 million of deposits acquired from First IC, total deposits were $2.77 billion at December 31, 2025, an increase of $75.6 million, or 2.8%, compared to total deposits of $2.69 billion at September 30, 2025, and an increase of $31.8 million, or 1.2%, compared to total deposits of $2.74 billion at December 31, 2024. The increase in total deposits at December 31, 2025 compared to September 30, 2025 was due to a $84.1 million increase in money market accounts (including a $70.4 million decrease in brokered money market accounts) and a $13.8 million increase in interest-bearing demand deposits, offset by a $14.2 million decrease in noninterest-bearing demand deposits, a $9.7 million decrease in time deposits and a $139,000 decrease in savings accounts.

Noninterest-bearing deposits were $780.8 million at December 31, 2025 (includes noninterest-bearing deposits of $249.2 million acquired from First IC), compared to $544.4 million at September 30, 2025 and $536.3 million at December 31, 2024. Noninterest-bearing deposits constituted 21.4% of total deposits at December 31, 2025, compared to 20.2% of total deposits at September 30, 2025 and 19.6% at December 31, 2024. Interest-bearing deposits were $2.87 billion at December 31, 2025 (includes interest-bearing deposits of $628.2 million acquired from First IC), compared to $2.15 billion at September 30, 2025 and $2.20 billion at December 31, 2024. Interest-bearing deposits constituted 78.6% of total deposits at December 31, 2025, compared to 79.8% at September 30, 2025 and 80.4% at December 31, 2024.

Uninsured deposits were 29.6% of total deposits at December 31, 2025, compared to 26.1% and 24.1% at September 30, 2025 and December 31, 2024, respectively. As of December 31, 2025, we had $1.23 billion of available borrowing capacity at the Federal Home Loan Bank ($577.9 million), Federal Reserve Discount Window ($600.4 million) and various other financial institutions (fed fund lines totaling $52.5 million).

Asset Quality

The Company recorded a credit provision for credit losses of $39,000 during the fourth quarter of 2025, compared to a credit provision for credit losses of $543,000 during the third quarter of 2025 and a provision for credit losses of $202,000 during the fourth quarter of 2024. The credit provision recorded during the fourth quarter of 2025 was primarily due to the decrease in reserves allocated to unfunded commitments and acquired First IC loans due to decreased balances since merger close, offset by increases in reserves allocated to our individually analyzed loans, as well as the increase in general reserves allocated to our residential mortgage loan portfolio. Annualized net charge-offs to average loans for the fourth quarter of 2025 was a net recovery of 0.00%, compared to net charge-offs of 0.03% for the third quarter of 2025 and 0.01% for the fourth quarter of 2024.

The Company adopted ASU 2025-08 during the fourth quarter 2025. ASU 2025-08 allowed us to record an allowance for credit losses balance on Day 1 for all loans acquired from First IC. The estimated Day 1 allowance for credit losses for First IC acquired loans was $9.9 million.

Nonperforming assets totaled $26.1 million (includes $7.5 million acquired from First IC), or 0.55% of total assets, at December 31, 2025, an increase of $12.2 million from $14.0 million, or 0.38% of total assets, at September 30, 2025, and an increase of $7.7 million from $18.4 million, or 0.51% of total assets, at December 31, 2024. Excluding nonperforming assets acquired from First IC, nonperforming assets increased by $4.6 million at December 31, 2025 compared to September 30, 2025. This increase was due to a $5.3 million increase in nonaccrual loans offset by a $711,000 decrease in other real estate owned.

Allowance for credit losses as a percentage of total loans was 0.68% at December 31, 2025, compared to 0.60% at September 30, 2025 and 0.59% at December 31, 2024. Allowance for credit losses as a percentage of nonperforming loans was 107.48% at December 31, 2025, compared to 137.66% at September 30, 2025 and 104.08% at December 31, 2024, respectively.

About MetroCity Bankshares, Inc.

MetroCity Bankshares, Inc. is a Georgia corporation and a registered bank holding company for its wholly-owned banking subsidiary, Metro City Bank, which is headquartered in the Atlanta, Georgia metropolitan area. Founded in 2006, Metro City Bank currently operates 30 full-service branch locations and two loan production offices in multi-ethnic communities in Alabama, California, Florida, Georgia, New York, New Jersey, Texas and Virginia. To learn more about Metro City Bank, visit www.metrocitybank.bank.

Forward-Looking Statements

Statements in this press release regarding future events and our expectations and beliefs about our future financial performance and financial condition, as well as trends in our business and markets, constitute “forward-looking statements” within the meaning of, and subject to the protections of, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not historical in nature and may be identified by references to a future period or periods by the use of the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” “outlook,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” The forward-looking statements in this press release should not be relied on because they are based on current information and on assumptions that we make about future events and circumstances that are subject to a number of known and unknown risks and uncertainties that are often difficult to predict and beyond our control. As a result of those risks and uncertainties, and other factors, our actual financial results in the future could differ, possibly materially, from those expressed in or implied by the forward-looking statements contained in this press release and could cause us to make changes to our future plans. Factors that might cause such differences include, but are not limited to: the impact of current and future economic conditions, particularly those affecting the financial services industry, including the effects of declines in the real estate market, tariffs or trade wars (including reduced consumer spending, lower economic growth or recession, reduced demand for U.S. exports, disruptions to supply chains, and decreased demand for other banking products and services), high unemployment rates, inflationary pressures, increasing insurance costs, changes in interest rates, including changes to the federal funds rate, which could have an adverse effect on the Company’s profitability; impact of changes in interest rates on our financial projections, models and guidance and slowdowns in economic growth, as well as the financial stress on borrowers as a result of the foregoing; uncertain duration of trade conflicts; magnitude of the impact that the proposed tariffs may have on our customers’ businesses; potential impacts of adverse developments in the banking industry, including impacts on customer confidence, deposits, liquidity and the regulatory response thereto; risks arising from negative media coverage of the banking industry; risks arising from perceived instability in the banking sector; changes in prices, values and sales volumes of residential and commercial real estate; developments in our mortgage banking business, including loan modifications, general demand, and the effects of judicial or regulatory requirements or guidance; competition in our markets that may result in increased funding costs or reduced earning assets yields, thus reducing margins and net interest income; legislation or regulatory changes which could adversely affect the ability of the consolidated Company to conduct business combinations or new operations; changes in tax laws; significant turbulence or a disruption in the capital or financial markets and the effect of a fall in stock market prices on our investment securities; risks associated with the recent merger of First IC with the Company (the “Merger”), including the risk that the cost savings and any revenue synergies may not be realized or take longer than anticipated to be realized as well as disruption with customers, suppliers, employee or other business partners relationships; the risk of successful integration of First IC’s business into the Company; the reaction of each of the Company’s and First IC’s customers, suppliers, employees or other business partners to the Merger; the risk that the integration of First IC’s operations into the operations of the Company will be materially delayed or will be more costly or difficult than expected; the timing and achievement of expected cost reductions following the Merger; the timing and achievement of the recovery of the reduction of tangible book value resulting from the Merger; general competitive, economic, political, and market conditions; the ability to keep pace with technological changes, including changes regarding maintaining cybersecurity and the impact of generative artificial intelligence; increased competition in the financial services industry, particularly from regional and national institutions; the impact of a failure in, or breach of, the Company's operational or security systems or infrastructure, or those of third parties with whom the Company does business, including as a result of cyber-attacks or an increase in the incidence or severity of fraud, illegal payments, security breaches or other illegal acts impacting the Company or the Company's customers; the effects of war or other conflicts, including civil unrest; and adverse results from current or future litigation, regulatory examinations or other legal and/or regulatory actions, including as a result of the Company’s participation in and execution of government programs, those related to credit card interest rates, and legislative, regulatory or supervisory actions related to so‑called “de‑banking,” including any new prohibitions, requirements or enforcement priorities that could affect customer relationships, compliance obligations, or operational practices. Therefore, the Company can give no assurance that the results contemplated in the forward-looking statements will be realized. Additional information regarding these and other risks and uncertainties to which our business and future financial performance are subject is contained in the sections titled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q on file with the U.S. Securities and Exchange Commission (the “SEC”), and in other documents that we file with the SEC from time to time, which are available on the SEC’s website, http://www.sec.gov. In addition, our actual financial results in the future may differ from those currently expected due to additional risks and uncertainties of which we are not currently aware or which we do not currently view as, but in the future may become, material to our business or operating results. Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this press release or to make predictions based solely on historical financial performance. Any forward-looking statement speaks only as of the date on which it is made, and we do not undertake any obligation to update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law. All forward-looking statements, express or implied, included in this press release are qualified in their entirety by this cautionary statement.

Contacts

Farid Tan	Lucas Stewart
President	Chief Financial Officer
770-455-4978	678-580-6414
faridtan@metrocitybank.bank	lucasstewart@metrocitybank.bank

Explanation of Certain Unaudited Non-GAAP Financial Measures

This press release contains financial information determined by methods other than in accordance with U.S. generally accepted accounting principles (“GAAP”). The measures entitled adjusted return on average shareholder’s equity and tangible book value per share are not measures recognized under GAAP and therefore are considered non-GAAP financial measures. The most comparable GAAP measures are return on average shareholder’s equity and book value per share, respectively. Adjusted return on average shareholder’s equity excludes average accumulated other comprehensive income and merger-related expenses. Tangible book value per share excludes goodwill and core deposit intangibles.

Management uses these non-GAAP financial measures in its analysis of the Company's performance and believes these presentations provide useful supplemental information, and a clearer understanding of the Company's performance, and if not provided would be requested by the investor community. The Company believes the non-GAAP measures enhance investors' understanding of the Company's business and performance. These measures are also useful in understanding performance trends and facilitate comparisons with the performance of other financial institutions. The limitations associated with operating measures are the risk that persons might disagree as to the appropriateness of items comprising these measures and that different companies might calculate these measures differently.

These disclosures should not be considered an alternative to GAAP. The computations of adjusted return on average shareholder’s equity and tangible book value per share and the reconciliation of these measures to return on average shareholder’s equity and book value per share are set forth in the table below.

METROCITY BANKSHARES, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (UNAUDITED)

	As of or For the Three Months Ended					As of or For the Year Ended
(Dollars in thousands)	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Return on average shareholder's equity reconciliation
Average shareholder’s equity (GAAP)	$470,299	$436,619	$428,644	$421,679	$407,705	$439,436	$399,170
Less: average accumulated other comprehensive income	(3,593)	(5,552)	(8,737)	(13,089)	(10,888)	(7,711)	(19,894)
Adjusted average shareholder’s equity (non-GAAP)	$466,706	$431,067	$419,907	$408,590	$396,817	$431,725	$379,276

Net income (GAAP)	$18,312	$17,270	$16,826	$16,297	$16,235	$68,705	$64,504
Add: First IC-merger related expenses (net of tax effect)	2,657	222	246	194	—	3,320	—
Adjusted net income (non-GAAP)	$20,969	$17,492	$17,072	$16,491	$16,235	$72,025	$64,504

Return on average shareholder’s equity (GAAP)	15.45%	15.69%	15.74%	15.67%	15.84%	15.63%	16.16%
Adjusted return on average shareholder’s equity (non-GAAP)	17.83%	16.10%	16.31%	16.37%	16.28%	16.68%	17.01%

Tangible book value per share reconciliation
Total shareholder's equity (GAAP)	$544,357	$445,888	$436,100	$427,969	$421,353	$544,357	$421,353
Less: goodwill and core deposit intangible	(68,675)	—	—	—	—	(68,675)	—
Adjust total shareholder's equity (non-GAAP)	$475,682	$445,888	$436,100	$427,969	$421,353	$475,682	$421,353

Shares of common stock outstanding	28,817,967	25,537,746	25,537,746	25,402,782	25,402,782	28,817,967	25,402,782

Book value per share (GAAP)	18.89%	17.46%	17.08%	16.85%	16.59%	18.89%	16.59%
Tangible book value per share (non-GAAP)	16.51%	17.46%	17.08%	16.85%	16.59%	16.51%	16.59%

METROCITY BANKSHARES, INC.

SELECTED FINANCIAL DATA

	As of and for the Three Months Ended					As of and for the Year Ended
	December 31,	September 30,	June 30,	March 31,	December 31,	December 31,	December 31,
(Dollars in thousands, except per share data)	2025	2025	2025	2025	2024	2025	2024
Selected income statement data:
Interest income	$60,257	$54,003	$54,049	$52,519	$52,614	$220,828	$212,913
Interest expense	24,332	22,211	21,871	21,965	22,554	90,379	94,767
Net interest income	35,925	31,792	32,178	30,554	30,060	130,449	118,146
Provision for credit losses	(39)	(543)	129	135	202	(318)	516
Noninterest income	7,817	6,178	5,733	5,456	5,321	25,184	23,063
Noninterest expense	20,434	14,674	14,113	13,799	14,326	63,020	53,379
Income tax expense	5,035	6,569	6,843	5,779	4,618	24,226	22,810
Net income	18,312	17,270	16,826	16,297	16,235	68,705	64,504
Per share data:
Basic income per share	$0.69	$0.68	$0.66	$0.64	$0.64	$2.67	$2.55
Diluted income per share	$0.68	$0.67	$0.65	$0.63	$0.63	$2.64	$2.52
Dividends per share	$0.25	$0.25	$0.23	$0.23	$0.23	$0.96	$0.83
Book value per share (at period end)	$18.89	$17.46	$17.08	$16.85	$16.59	$18.89	$16.59
Tangible book value per share (at period end)(1)	$16.51	$17.46	$17.08	$16.85	$16.59	$16.51	$16.59
Shares of common stock outstanding	28,817,967	25,537,746	25,537,746	25,402,782	25,402,782	28,817,967	25,402,782
Weighted average diluted shares	26,806,181	25,811,422	25,715,206	25,707,989	25,659,483	26,005,582	25,582,121
Performance ratios:
Return on average assets	1.80%	1.89%	1.87%	1.85%	1.82%	1.85%	1.81%
Return on average equity	15.45	15.69	15.74	15.67	15.84	15.63	16.16
Dividend payout ratio	35.08	37.23	35.01	36.14	36.18	35.85	32.80
Yield on total loans	6.42	6.37	6.49	6.40	6.31	6.42	6.38
Yield on average earning assets	6.26	6.24	6.34	6.31	6.25	6.29	6.33
Cost of average interest-bearing liabilities	3.36	3.42	3.39	3.48	3.55	3.41	3.72
Cost of interest-bearing deposits	3.22	3.28	3.25	3.36	3.45	3.28	3.67
Net interest margin	3.73	3.68	3.77	3.67	3.57	3.72	3.51
Efficiency ratio(2)	46.71	38.65	37.23	38.32	40.49	40.49	37.80
Asset quality data (at period end):
Net charge-offs/(recoveries) to average loans held for investment	(0.00)%	0.03%	0.01%	0.02%	0.01%	0.01%	0.00%
Nonperforming assets to gross loans held for investment and OREO	0.64	0.47	0.49	0.59	0.58	0.64	0.58
ACL to nonperforming loans	107.48	137.66	129.76	110.52	104.08	107.48	104.08
ACL to loans held for investment	0.68	0.60	0.60	0.59	0.59	0.68	0.59
Balance sheet and capital ratios:
Gross loans held for investment to deposits	111.84%	110.43%	116.34%	114.73%	115.66%	111.84%	115.66%
Noninterest bearing deposits to deposits	21.42	20.22	20.41	19.73	19.60	21.42	19.60
Investment securities to assets	1.38	0.94	0.93	0.93	0.77	1.38	0.77
Common equity to assets	9.98	12.29	12.06	11.69	11.72	9.98	11.72
Leverage ratio	10.00	12.21	11.91	11.76	11.57	10.00	11.42
Common equity tier 1 ratio	15.90	19.93	19.91	19.23	19.17	15.90	19.17
Tier 1 risk-based capital ratio	15.90	19.93	19.91	19.23	19.17	15.90	19.17
Total risk-based capital ratio	16.84	20.74	20.78	20.09	20.05	16.84	20.05
Mortgage and SBA loan data:
Mortgage loans serviced for others	$702,586	$538,675	$559,112	$537,590	$527,039	$702,586	$527,039
Mortgage loan production	111,717	168,562	93,156	91,122	103,250	464,557	413,677
Mortgage loan sales	197,553	18,248	54,309	40,051	—	310,161	187,490
SBA/USDA loans serviced for others	685,481	460,720	480,867	474,143	479,669	685,481	479,669
SBA loan production	32,575	17,727	29,337	20,012	35,730	100,051	90,815
SBA loan sales	9,792	13,415	20,707	16,579	19,236	60,493	72,159

(1) Non-GAAP measure, see “Explanation of Certain Unaudited Non-GAAP Financial Measures” for more information and for a reconciliation to GAAP.

(2) Represents noninterest expense divided by the sum of net interest income plus noninterest income.

METROCITY BANKSHARES, INC.

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	As of the Quarter Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
(Dollars in thousands)	2025	2025	2025	2025	2024
ASSETS
Cash and due from banks	$370,832	$213,941	$273,596	$272,317	$236,338
Federal funds sold	12,844	13,217	12,415	12,738	13,537
Cash and cash equivalents	383,676	227,158	286,011	285,055	249,875
Equity securities	18,646	18,605	18,481	18,440	10,300
Securities available for sale (at fair value)	47,179	15,365	15,030	15,426	17,391
Loans held for investment	4,051,397	2,966,859	3,121,534	3,132,535	3,157,935
Allowance for credit losses	(27,843)	(17,940)	(18,748)	(18,592)	(18,744)
Loans less allowance for credit losses	4,023,554	2,948,919	3,102,786	3,113,943	3,139,191
Loans held for sale	9,741	231,259	4,988	34,532	—
Accrued interest receivable	20,298	16,912	16,528	16,498	15,858
Federal Home Loan Bank stock	27,565	22,693	22,693	22,693	20,251
Premises and equipment, net	29,879	17,836	17,872	18,045	18,276
Operating lease right-of-use asset	15,193	7,712	8,197	7,906	7,850
Foreclosed real estate, net	208	919	744	1,707	427
SBA servicing asset, net	10,601	6,988	6,823	7,167	7,274
Mortgage servicing asset, net	1,660	1,662	1,676	1,476	1,409
Bank owned life insurance	75,786	75,148	74,520	73,900	73,285
Goodwill	56,048	—	—	—	—
Core deposit intangible	12,627	—	—	—	—
Interest rate derivatives	6,343	9,435	12,656	17,166	21,790
Other assets	29,391	28,852	26,683	25,771	10,868
Total assets	$4,768,395	$3,629,463	$3,615,688	$3,659,725	$3,594,045

LIABILITIES
Noninterest-bearing deposits	$780,828	$544,439	$548,906	$539,975	$536,276
Interest-bearing deposits	2,865,173	2,148,645	2,140,587	2,197,055	2,200,522
Total deposits	3,646,001	2,693,084	2,689,493	2,737,030	2,736,798
Federal Home Loan Bank advances	510,000	425,000	425,000	425,000	375,000
Operating lease liability	15,306	7,704	8,222	7,962	7,940
Accrued interest payable	10,731	3,567	3,438	3,487	3,498
Other liabilities	42,000	54,220	53,435	58,277	49,456
Total liabilities	$4,224,038	$3,183,575	$3,179,588	$3,231,756	$3,172,692

SHAREHOLDERS' EQUITY
Preferred stock	—	—	—	—	—
Common stock	1,159	255	255	254	254
Additional paid-in capital	138,675	51,151	50,212	49,645	49,216
Retained earnings	402,857	390,971	380,046	369,110	358,704
Accumulated other comprehensive income	1,666	3,511	5,587	8,960	13,179
Total shareholders' equity	544,357	445,888	436,100	427,969	421,353
Total liabilities and shareholders' equity	$4,768,395	$3,629,463	$3,615,688	$3,659,725	$3,594,045

METROCITY BANKSHARES, INC.

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended					Year Ended
	December 31,	September 30,	June 30,	March 31,	December 31,	December 31,	December 31,
(Dollars in thousands)	2025	2025	2025	2025	2024	2025	2024
Interest and dividend income:
Loans, including fees	$57,335	$50,975	$50,936	$50,253	$49,790	$209,499	$200,770
Other investment income	2,790	2,884	2,970	2,126	2,663	10,770	11,838
Federal funds sold	132	144	143	140	161	559	305
Total interest income	60,257	54,003	54,049	52,519	52,614	220,828	212,913

Interest expense:
Deposits	19,623	17,799	17,496	17,977	18,618	72,895	80,060
FHLB advances and other borrowings	4,709	4,412	4,375	3,988	3,936	17,484	14,707
Total interest expense	24,332	22,211	21,871	21,965	22,554	90,379	94,767

Net interest income	35,925	31,792	32,178	30,554	30,060	130,449	118,146

Provision for credit losses	(39)	(543)	129	135	202	(318)	516

Net interest income after provision for loan losses	35,964	32,335	32,049	30,419	29,858	130,767	117,630

Noninterest income:
Service charges on deposit accounts	772	551	505	500	563	2,328	2,073
Other service charges, commissions and fees	1,748	2,376	1,620	1,596	1,748	7,340	6,848
Gain on sale of residential mortgage loans	2,808	166	579	399	—	3,952	1,914
Mortgage servicing income, net	504	516	781	618	690	2,419	2,448
Gain on sale of SBA loans	463	558	643	658	811	2,322	2,945
SBA servicing income, net	800	1,203	642	913	956	3,558	4,243
Other income	722	808	963	772	553	3,265	2,592
Total noninterest income	7,817	6,178	5,733	5,456	5,321	25,184	23,063

Noninterest expense:
Salaries and employee benefits	10,674	8,953	8,554	8,493	9,277	36,674	33,207
Occupancy and equipment	1,581	1,410	1,380	1,417	1,406	5,788	5,524
Data Processing	466	394	329	345	335	1,534	1,293
Advertising	180	161	149	167	160	657	634
Merger-related expenses	3,596	301	333	262	—	4,492	—
Other expenses	3,937	3,455	3,368	3,115	3,148	13,875	12,721
Total noninterest expense	20,434	14,674	14,113	13,799	14,326	63,020	53,379

Income before provision for income taxes	23,347	23,839	23,669	22,076	20,853	92,931	87,314
Provision for income taxes	5,035	6,569	6,843	5,779	4,618	24,226	22,810
Net income available to common shareholders	$18,312	$17,270	$16,826	$16,297	$16,235	$68,705	$64,504

METROCITY BANKSHARES, INC.

QTD AVERAGE BALANCES AND YIELDS/RATES

	Three Months Ended
	December 31, 2025			September 30, 2025			December 31, 2024
	Average	Interest and	Yield /	Average	Interest and	Yield /	Average	Interest and	Yield /
(Dollars in thousands)	Balance	Fees	Rate	Balance	Fees	Rate	Balance	Fees	Rate
Earning Assets:
Federal funds sold and other investments(1)	$221,304	$2,551	4.57%	$219,283	$2,760	4.99%	$180,628	$2,560	5.64%
Investment securities	49,212	371	2.99	36,960	268	2.88	31,208	264	3.37
Total investments	270,516	2,922	4.29	256,243	3,028	4.69	211,836	2,824	5.30
Construction and development	35,440	692	7.75	29,130	613	8.35	17,974	384	8.50
Commercial real estate	1,062,523	22,717	8.48	812,759	17,239	8.42	757,937	16,481	8.65
Commercial and industrial	79,867	1,731	8.60	71,655	1,600	8.86	73,468	1,703	9.22
Residential real estate	2,367,289	32,141	5.39	2,261,108	31,480	5.52	2,287,731	31,172	5.42
Consumer and other	441	54	48.58	327	43	52.17	282	50	70.54
Gross loans(2)	3,545,560	57,335	6.42	3,174,979	50,975	6.37	3,137,392	49,790	6.31
Total earning assets	3,816,076	60,257	6.26	3,431,222	54,003	6.24	3,349,228	52,614	6.25
Noninterest-earning assets	212,002			193,365			192,088
Total assets	4,028,078			3,624,587			3,541,316
Interest-bearing liabilities:
NOW and savings deposits	238,695	1,603	2.66	188,576	1,476	3.11	133,728	685	2.04
Money market deposits	1,027,611	6,895	2.66	974,500	6,480	2.64	991,207	6,347	2.55
Time deposits	1,151,537	11,125	3.83	986,719	9,843	3.96	1,025,049	11,586	4.50
Total interest-bearing deposits	2,417,843	19,623	3.22	2,149,795	17,799	3.28	2,149,984	18,618	3.45
Borrowings	453,928	4,709	4.12	425,000	4,412	4.12	375,000	3,936	4.18
Total interest-bearing liabilities	2,871,771	24,332	3.36	2,574,795	22,211	3.42	2,524,984	22,554	3.55
Noninterest-bearing liabilities:
Noninterest-bearing deposits	614,242			538,755			533,931
Other noninterest-bearing liabilities	71,766			74,418			74,696
Total noninterest-bearing liabilities	686,008			613,173			608,627
Shareholders' equity	470,299			436,619			407,705
Total liabilities and shareholders' equity	$4,028,078			$3,624,587			$3,541,316
Net interest income		$35,925			$31,792			$30,060
Net interest spread			2.90			2.82			2.70
Net interest margin			3.73			3.68			3.57

(1)	Includes income and average balances for term federal funds sold, interest-earning cash accounts and other miscellaneous interest-earning assets.
(2)	Average loan balances include nonaccrual loans and loans held for sale.

METROCITY BANKSHARES, INC.

YTD AVERAGE BALANCES AND YIELDS/RATES

	Year Ended
	December 31, 2025			December 31, 2024
	Average	Interest and	Yield /	Average	Interest and	Yield /
(Dollars in thousands)	Balance	Fees	Rate	Balance	Fees	Rate
Earning Assets:
Federal funds sold and other investments(1)	$208,059	$10,257	4.93%	$185,696	$11,289	6.08%
Investment securities	38,826	1,072	2.76	31,373	854	2.72
Total investments	246,885	11,329	4.59	217,069	12,143	5.59
Construction and development	29,061	2,365	8.14	17,148	1,511	8.81
Commercial real estate	865,860	73,725	8.51	738,200	66,751	9.04
Commercial and industrial	73,896	6,462	8.74	67,964	6,597	9.71
Residential real estate	2,294,620	126,744	5.52	2,321,075	125,737	5.42
Consumer and other	353	203	57.51	304	174	57.24
Gross loans(2)	3,263,790	209,499	6.42	3,144,691	200,770	6.38
Total earning assets	3,510,675	220,828	6.29	3,361,760	212,913	6.33
Noninterest-earning assets	199,348			209,058
Total assets	3,710,023			3,570,818
Interest-bearing liabilities:
NOW and savings deposits	186,114	5,119	2.75	138,827	3,537	2.55
Money market deposits	1,011,090	26,512	2.62	1,012,309	28,331	2.80
Time deposits	1,027,849	41,264	4.01	1,031,942	48,192	4.67
Total interest-bearing deposits	2,225,053	72,895	3.28	2,183,078	80,060	3.67
Borrowings	423,883	17,484	4.12	365,990	14,707	4.02
Total interest-bearing liabilities	2,648,936	90,379	3.41	2,549,068	94,767	3.72
Noninterest-bearing liabilities:
Noninterest-bearing deposits	549,337			536,084
Other noninterest-bearing liabilities	72,314			86,496
Total noninterest-bearing liabilities	621,651			622,580
Shareholders' equity	439,436			399,170
Total liabilities and shareholders' equity	$3,710,023			$3,570,818
Net interest income		$130,449			$118,146
Net interest spread			2.88			2.61
Net interest margin			3.72			3.51

(1)	Includes income and average balances for term federal funds sold, interest-earning cash accounts and other miscellaneous interest-earning assets.
(2)	Average loan balances include nonaccrual loans and loans held for sale.

METROCITY BANKSHARES, INC.

LOAN DATA

	As of the Quarter Ended
	December 31, 2025		September 30, 2025		June 30, 2025		March 31, 2025		December 31, 2024
		% of		% of		% of		% of		% of
(Dollars in thousands)	Amount	Total	Amount	Total	Amount	Total	Amount	Total	Amount	Total
Construction and development	$41,796	1.0%	$32,415	1.1%	$30,149	1.0%	$28,403	0.9%	$21,569	0.7%
Commercial real estate	1,560,728	38.3	814,464	27.4	803,384	25.7	792,149	25.2	762,033	24.1
Commercial and industrial	96,360	2.4	69,430	2.3	73,832	2.3	71,518	2.3	78,220	2.5
Residential real estate	2,378,311	58.3	2,057,281	69.2	2,221,316	71.0	2,248,028	71.6	2,303,234	72.7
Consumer and other	627	—	325	—	200	—	67	—	260	—
Gross loans held for investment	$4,077,822	100.0%	$2,973,915	100.0%	$3,128,881	100.0%	$3,140,165	100.0%	$3,165,316	100.0%
Unearned income	(6,621)		(7,056)		(7,347)		(7,630)		(7,381)
Loan discounts	(19,804)		—		—		—		—
Allowance for credit losses	(27,843)		(17,940)		(18,748)		(18,592)		(18,744)
Net loans held for investment	$4,023,554		$2,948,919		$3,102,786		$3,113,943		$3,139,191

METROCITY BANKSHARES, INC.

NONPERFORMING ASSETS

	As of the Quarter Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
(Dollars in thousands)	2025	2025	2025	2025	2024
Nonaccrual loans	$25,906	$13,032	$14,448	$16,823	$18,010
Past due loans 90 days or more and still accruing	—	—	—	—	—
Total non-performing loans	25,906	13,032	14,448	16,823	18,010
Other real estate owned	208	919	744	1,707	427
Total non-performing assets	$26,114	$13,951	$15,192	$18,530	$18,437

Nonperforming loans to gross loans held for investment	0.64%	0.44%	0.46%	0.54%	0.57%
Nonperforming assets to total assets	0.55	0.38	0.42	0.51	0.51
Allowance for credit losses to non-performing loans	107.48	137.66	129.76	110.52	104.08

METROCITY BANKSHARES, INC.

ALLOWANCE FOR LOAN LOSSES

	As of and for the Three Months Ended					As of and for the Year Ended
	December 31,	September 30,	June 30,	March 31,	December 31,	December 31,	December 31,
(Dollars in thousands)	2025	2025	2025	2025	2024	2025	2024
Balance, beginning of period	$17,940	$18,748	$18,592	$18,744	$18,589	$18,744	$18,112
First IC Day 1 ACL balance	9,885	—	—	—	—	9,885	—
Net charge-offs/(recoveries):
Construction and development	—	—	—	—	—	—	—
Commercial real estate	(1)	110	62	(1)	—	170	(83)
Commercial and industrial	(5)	117	(2)	170	99	280	119
Residential real estate	—	—	—	—	—	—	—
Consumer and other	—	—	—	—	—	—	—
Total net charge-offs/(recoveries)	(6)	227	60	169	99	450	36
Provision for loan losses	12	(581)	216	17	254	(336)	668
Balance, end of period	$27,843	$17,940	$18,748	$18,592	$18,744	$27,843	$18,744
Total loans at end of period(1)	$4,077,822	$2,973,915	$3,128,881	$3,140,165	$3,165,316	$4,077,822	$3,165,316
Average loans(1)	$3,441,913	$3,124,291	$3,130,515	$3,167,085	$3,135,093	$3,202,087	$3,125,389
Net charge-offs/(recoveries) to average loans	(0.00)%	0.03%	0.01%	0.02%	0.01%	0.01%	0.00%
Allowance for loan losses to total loans	0.68	0.60	0.60	0.59	0.59	0.68	0.59

(1)	Excludes loans held for sale.